Exhibit No. 99

Buyer of Rayonier’s New Zealand East Coast Operations Prepays Note

JACKSONVILLE, FL, OCTOBER 25, 2002 – Rayonier (NYSE: RYN) today announced that the purchaser of its New Zealand East Coast Timberland Operations has completed the transaction with the early payment of a $46.5 million note.

In the second quarter, Rayonier sold its 83,000 acre East Coast operations to Huaguang Forests Co. Limited of China for $63.5 million. The agreement called for an initial down payment with the balance to be paid in installments by December 30, 2002.

Rayonier is the world’s premier supplier of high performance specialty cellulose fibers and has 2.2 million acres of timberland in the U.S. and New Zealand. Approximately 45 percent of the company’s sales are outside the U.S. to customers in about 60 countries.